EXHIBIT 99





                               NIKE, INC.
               FY06 Q4 Earnings Conference Call Transcript
                       Moderator: Pamela Catlett
                             June 27, 2006


Operator:
Good afternoon, everyone. Welcome to Nike's fiscal 2006 fourth quarter conference call. For those of you who need to reference today's press release, you'll find it at, www.nikebiz.com. Leading today's call will be Pamela Catlett, Vice President of Investor Relations.

Before I turn it over to Ms. Catlett, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter. In addition, it's important to remember a significant portion of Nike, Inc's business, including equipment, most of Nike Retail, Nike Golf, Converse, Cole Haan, Nike Bauer Hockey, Hurley and Exeter Brands Group are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike's website. This call might also include discussion of non-public financial and statistical information, which is also publicly available on that site, www.nikebiz.com.

Now I'd like to turn over the call to Pam Catlett, Vice President of Investor Relations.

Pam Catlett:
Good afternoon everyone. Thank you for joining us today to discuss our full year and fourth quarter results for 2006.

We issued our results about an hour ago. If you need to reference our results you can find our press release which includes reconciliations between GAAP and non-GAPP reported items and a supplemental presentation that summarizes our financial results and contains highlights from our quarter at our website at www.nikebiz.com.

Joining us on today's call will be Nike, Inc. CEO Mark Parker. Followed by our Chief Financial Officer Don Blair, who will give you an in-depth review of our financial results. And finally, you'll hear from Charlie Denson, President of the Nike Brand. Following each of their prepared remarks, we'll take your questions.

As for questions, just a reminder that we would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you. Thanks for your cooperation on this.

Now it's my pleasure to introduce Nike, Inc. CEO, Mark Parker.

Mark Parker:

Good afternoon everybody. Thanks for joining us today.

I want to start by taking a moment to reflect on fiscal 2006. In the past 12 months, we added more than $1.2 billion in incremental revenue and grew our earnings per share 18%, the third straight year we've exceeded our mid-teens growth target.

And while I'm really proud of what we delivered last year, I'm also proud of how we did it. We managed our portfolio of businesses to leverage our strengths in developed markets like the U.S. and invest in emerging markets like China, Russia, Brazil and India. We extended our NIKE brand leadership through terrific execution of brand initiatives like Joga Bonito and Dance Fitness, and breakthrough product innovations like Air Max and Nike Plus. And we expanded our profit margins in the face of significant gross margin cost pressures, by leveraging our SG&A spending. And we had stellar performances for the year by Brand Jordan, NIKE Golf and Converse.

As a result, our brands and our Company have never been stronger, and we've never been more confident in our prospects for the future.

Last week, we announced a tangible expression of that confidence: a new four-year $3 billion share repurchase program. This program is twice the size of our previous four-year program, which we will complete two years ahead of schedule. The board and I believe that consistent increases in cash returns to shareholders, both in the form of dividends and share repurchases, is a critical element to creating value for shareholders.

I know that our stock value doesn't reflect what we've done; it reflects what you believe we're going to do.

So I want to spend a few minutes talking to you about Nike's future as I see it.

To the core, Nike is a growth company. Over the last few years, we've gotten much better at managing our financial model to maximize profitability, and we've delivered significant growth in gross margins, cash flow and returns on capital.

This year, we also demonstrated that we can leverage our SG&A. Those are important capabilities and we're going to continue to improve on them in the years ahead.

But the engine that makes the business model work is profitable topline growth. And that is my top priority as CEO.

The way I see it, profitable growth is a function of three key drivers:

- Building deep, personal connections between our brands and consumers
-    Producing compelling, innovative product
-    Executing flawlessly in the marketplace

Nike has always excelled in these three areas; they're at the heart of our competitive advantage and the reasons why we're the market leader around the world.

That said, we know we need to continue to perform at the highest level in each of these areas every day and in every market. When we do these things right, we accomplish our ultimate goal, which is to deliver superior returns to shareholders.

You hear us talk a lot about creating compelling product and consumer connectivity. We view the two as interrelated. One can not exist without the other . . . and it all starts and ends with consumers.

To reach them requires us to focus more intently on the discrete segments of our business. It requires constant communication on the front end, and inspiring them with great product on the back end.

We succeed when we focus on the edges where the consumer and Nike strengths intersect. This intersection results in 'Big Ideas'.

These ideas might be technology-related, like Air Max, Free, Nike+ and the Sasquatch driver. They might also span consumers like Women, or categories like Football and Sport Culture, and geographies like China and Central Europe.

Ultimately we realize our full potential in capturing commercial opportunities when we combine technology, category and consumer.
Current examples include our football initiative in Europe and Latin America, and Basketball in the USA and China.

To give you a sense of our outlook for the future, I want to use just a few examples of how we bring these competitive edges to bear on key growth opportunities.

We believe we have enormous opportunities for growth in both developed markets like the US, Europe and Japan, and emerging markets like Russia, Brazil and India.

And of course, one of our largest opportunities for profitable growth is China. In China, the challenge is not just delivering growth; it's delivering sustainable, profitable growth. And we believe we're doing just that.

We're connecting our brand with Chinese consumers through a blend of global programs and initiatives drawn from and tailored for China. While our global campaigns such as LeBron James' "Chamber of Fear" and "Joga Bonito" generate tremendous excitement in China, we've also had great success building campaigns from deep insights specific to China. A great example is the China "Just Do It" campaign, which features Chinese kids telling the world how sport has changed their lives.

We're delivering compelling innovative product in China, like Air Max, Sphere Apparel, and a China-only LeBron shoe that sold out in less than two hours. And we're delivering world-class retail execution through over 2,300 Nike stores, operated by our key wholesale partners.

As a result, we've doubled our business in China over the last two years to almost $600 million. And our brand tracking studies indicate that we're significantly ahead of our nearest competitor and expanding the gap. As the world gears up for the Beijing Olympics in 2008, we're really excited about our opportunities and capability for growth in China.

We also see tremendous growth opportunities in key consumer categories like soccer, running, training and sports culture.

While our businesses and relationships with these consumers are already well developed, we believe that we can continue to gain share and lead the growth of these categories. There's probably no better example than basketball.

Basketball is a global sport with growing popularity and participation around the world. We estimate that the basketball category is already a $4 billion business at wholesale worldwide.

With the Nike, Jordan, Converse, Starter and Shaq brands, we dominate that market with over 60% share. And we will continue to build our share and lead the growth of this category by building even deeper connections with consumers, delivering compelling, innovative products and flawless execution around the world.

From Nike brand campaigns featuring LeBron James, Kobe Bryant and the Chinese National Team, to our commitment to build on Michael Jordan's legacy through a new generation of athletes in Brand Jordan, to Converse initiatives behind Dwayne Wade, we're connecting with performance basketball consumers around the world. This year we'll also build on our unique connection with the sports culture basketball consumer as we celebrate the 25th anniversary of the incredibly popular Air Force One with specially designed footwear, apparel and equipment product offerings throughout the year.

We'll continue to bring innovative design and technology to basketball product with models like the Air Max 360 Basketball, the Air Zoom
Huarache, the Air Jordan 21 and the All Star Revolution. And we'll present those stories in new and compelling ways at retail.

Basketball remains a tremendous growth opportunity across the NIKE portfolio and around the world.

There's never a shortage of opportunities at Nike. For us to maximize our potential for profitable growth, we need to focus our resources on those markets and consumer categories with the highest potential for growth and then execute with power and urgency. As CEO, I'm committed to ensuring we do that every day around the world.

I am incredibly excited by the growth potential at this company and the opportunity we have to continue to create superior value for shareholders.

We will listen to consumers, we will deliver innovation, we will lead the industry, and we will grow our business. That's what we do.

 With that, I'll introduce NIKE CFO, Don Blair.

Don Blair:
Thanks, Mark.

As you would imagine, we're very pleased with our results for fiscal
2006.

Reported revenues for the year grew 9% to nearly $15 billion. Excluding the impact of the stronger dollar, our revenues grew 10% for the year, reflecting strength across the entire portfolio as all three of our product business units and each of our geographic regions delivered revenue growth for the year. In addition, the non-Nike branded businesses reported as "Other" delivered over $200 million of incremental revenue for the year, contributing two points to our overall revenue growth.

Futures orders scheduled for delivery from June through November grew 5% versus the prior year; currency changes had a minimal impact on the rate of growth.

Full year diluted earnings per share were $5.28, up 18% versus fiscal 2005. This figure includes a $52 million one-time charge for the Converse arbitration ruling. Excluding this charge, earnings per share for the year were $5.39, 20% above fiscal 2005.


Consolidated gross margins declined 50 basis points for the year, due largely to lower footwear margins. As we've seen throughout the year, the key drivers of lower footwear margins were higher input costs such as oil, price value investments in Europe and Japan, and mix shifts to products and regions with lower margins, partially offset by upsides of about 100 basis points from favorable foreign exchange rate hedges.

The decline in fiscal 2006 gross margin was more than offset by tight expense management, as we delivered 80 basis points of SG&A leverage for the year due entirely to slowing the growth of Operating Overhead.

We delivered $1.3 billion of Free Cash Flow from Operations in fiscal 2006, repurchased $781million of Nike stock and paid out $291 million in dividends. For the 12 months ended May 2006, our Return on Invested Capital was 23%, down slightly versus the prior year end.

Revenues for the fourth quarter of fiscal 2006 advanced 8% versus the prior year; excluding currency effects, revenues grew 10%, in line with our full year performance. Earnings per share for the fourth quarter were $1.27, 2% lower than the prior year, reflecting demand creation spending around the World Cup and the Converse arbitration charge, which reduced Q4 earnings per share by 12 cents. Excluding the charge, fourth quarter earnings per share would have been $1.39, up 7% versus the prior year.

Quarterly growth rates for revenues and profits in fiscal 2006 were significantly affected by the evolution of gross margins over the course of the year, a volatile foreign exchange environment and the timing of demand creation spending. The Converse arbitration charge further distorted our fourth quarter performance. These factors will also affect comparisons to fiscal 2007 quarterly results. To help you sort through the puts and takes, on our website we've posted detailed quarterly P&Ls for fiscal 2006 and a reconciliation of reported results to more "normalized" results excluding the Converse charge.

So, with that recap of our consolidated performance for the year, I'll now give you some additional perspective on our results for both the quarter and the year.

Let's start with our European Region, which includes the Middle East and Africa. While this market continues to be challenging for our industry, we're pleased with our results and our competitive position there. For the year, revenues in Europe were 1% higher than the prior year, but up 5% excluding currency changes. Revenue growth accelerated in the fourth quarter, as sales advanced 10% excluding the effects of currency. On the same basis, fourth quarter revenues grew 5% for Footwear and 21% for Equipment, reflecting the strength of our World Cup marketing programs. Apparel sales advanced 16% for the quarter, driven by World Cup replica sales and increased penetration of Nike-branded performance apparel including Nike Pro base layer product. Overall growth for the region was paced by the emerging markets, including Russia, Turkey and South Africa, but nearly every country posted higher revenues for the quarter and the year.

Gross margins in Europe fell slightly for the year, but this decline was more than offset by SG&A leverage in the region. For the quarter, we saw a larger gross margin decline, driven largely by Footwear. The factors driving this were shifts in product mix to lower margin products, continued investments in product value and higher input costs, primarily oil. Regional gross margin continued to benefit from favorable currency hedges, although at a much lower rate than for the first half of the year.

Although fourth quarter pretax income for Europe declined about 10%, due primarily to heavy demand creation spending, lower gross margins and unfavorable currency translation, the region delivered $961million of pretax income for the year, a 5% increase versus fiscal 2005.

In the Asia Pacific Region, revenues increased 8% for the year, and over 9% on a currency neutral basis. Excluding currency effects, fourth quarter revenues increased 8%. On the same basis, Footwear revenues grew 6%, Apparel grew 11% and Equipment advanced 9%.

While nearly every country in the region reported higher sales, China was the primary driver of the region's revenue growth, as our business there grew about 50% for the year and the quarter. This was partially offset by lower sales in Japan, where currency neutral revenues fell 2% for the year.

Gross margins in Asia declined for the year and the quarter, driven primarily by lower margins in Japan, a function of higher discounts and product investments to improve consumer value. Fourth quarter pretax income for Asia declined, reflecting heavy demand creation investments around the World Cup, but the region posted $412 million of pretax income for the year, a 3% increase versus fiscal 2005.

The Americas Region delivered an excellent year in fiscal 2006, as reported revenues grew 30%, with about 11 points of growth from stronger currencies in the region. In the fourth quarter, revenues advanced 17% or 9% excluding currency effect. Every country in the region grew revenues for the year, with Mexico, Argentina and Brazil making the largest contribution for the year and the quarter.

For the year, pretax income grew 48% to $173 million, driven by higher revenues and gross margins, SG&A leverage and favorable currency translation. Fourth quarter profits grew somewhat slower, reflecting heavy World Cup demand creation investments.

That brings us once again to the US Region, which delivered another remarkable year in 2006. The US team added nearly $600 million of revenue for the year, a 12% increase, driven by broad-based growth across most major wholesale accounts and Nike Retail stores. In the fourth quarter, US revenue grew 10% and futures orders scheduled for delivery from June through November rose 9% versus the year-ago period.

We continued to see terrific momentum in our US Footwear business, which grew 14% for the year and 10% in the fourth quarter. This momentum was also reflected in our futures orders, which grew at a high single-digit rate driven by both higher units and average price per pair. Over the last 12 months, we've increased our market share by two points and have grown nearly twice as fast as the overall market.

Apparel sales in the US grew 9% for the year, as double-digit growth in Branded Apparel and Jordan more than offset declines in licensed apparel, due to the expiration of our NBA license. For the quarter, Apparel revenues rose 18% on higher growth in replenishment and at once orders. Equipment revenues were down for the quarter and the year as we moved away from the commodity sock business. The Jordan Brand continued to be a significant contributor to our footwear and apparel growth in the US, posting revenue growth of over 40% for the year.

Pretax profits for the US Region grew at a double-digit rate for the year and the quarter, as strong revenue growth and SG&A leverage more than offset lower gross margins, primarily due to higher input costs for Footwear. For the year, the US Region delivered $1.2 billion in pretax profits.

Full-year revenues from our Other businesses grew 12% to $1.9 billion; revenues for the fourth quarter advanced 13%. With the exception of Nike Bauer Hockey, where sales timing was affected by our re-branding initiative, each business posted double-digit revenue growth for the year. Excluding the charge for the Converse arbitration ruling, the Other businesses pretax income growth was over 40% in the fourth quarter, bringing full-year pretax income to $204 million, up 34% versus fiscal 2005. Including the charge, pretax income declined in Q4 and was flat for the year.

Consolidated SG&A spending for Nike, Inc. grew 6% for the full year, driving 80 basis points of profit leverage versus the prior year. For the fourth quarter SG&A grew 8%, driven by the timing of demand creation spending. Currency changes reduced SG&A growth by one point for the year and by three points for the quarter.

For the year, Demand Creation grew 9% primarily due to increased sports marketing costs and investments in retail marketing and advertising around the World Cup, the Winter Olympics and the Air Max 360 launch. As expected, fourth quarter demand creation spending was up 25% due mostly to the timing of our investments around the World Cup.

Operating overhead for the year increased 4%, less than half the rate of revenue growth. Consistent with our expectations, we delivered significant Operating Overhead leverage in Q4, as spending declined 1% against an 8% revenue increase.

For the year, we reported net interest income of $37 million, an increase of $42 million over the prior year. The improvement was due to both higher levels of invested cash and higher interest rates.

Other expense for the quarter totaled $26 million, including the $52 million charge for the Converse arbitration ruling. Excluding this charge, we would have reported other income of $26 million for the quarter versus $9 million of other expense in the prior year. The largest factor in the improvement was the swing from foreign currency losses in fiscal 2005 to foreign currency gains in the current year.
The combination of the improvement in these foreign currency gains and losses, and the translation of foreign currency-denominated profits from our international regions, increased pretax income by about $55 million for the year and $18 million for the quarter.

Our effective tax rate for the year was 35%, essentially in line with last year's 34.9% rate.

Our balance sheet continues to be an area of financial strength for the Company. As of May 31, 2006, our balance of cash, cash equivalents and short-term investments totaled $2.3 billion, or almost $9 per diluted share, while our total interest-bearing debt was about a third of that amount.

As of May 31, worldwide inventories were 15% higher than a year ago. About half of the increase represents higher inventory in transit. Inventory levels also increased to support the expansion of Company-
owned retail stores.   Worldwide close-out inventories were up about 5%
versus the prior year-end and down over $50 million since the end of Q3.

A large portion of the dollar growth in inventory was in the USA, where
inventories on our books and in the market remain very clean.   Most of
the year-over-year change in the US inventory position was driven by the timing of product receipts and growth in both futures and non-futures demand. Outside the US, in transit inventory also represented a significant portion of the year-over-year growth, in part due to early delivery of Q1 product in Europe and customs clearance delays in Argentina.

Accounts receivable management remains an area of strength for the Company, as accounts receivable balances as of May 31 were only 6% higher than the prior year, well below the 8% revenue growth we reported for the quarter.

So, fiscal 2006 was indeed one for the record books. And for fiscal 2007, we expect to do even better, delivering solid growth in revenues and profits for the year. Assuming stable foreign exchange rates, we're targeting revenue growth at a high single-digit rate. We expect gross margins essentially in line with fiscal 2006, as higher input costs and costs to meet high unit demand offset our ongoing gross margin improvement initiatives. Excluding charges for expensing stock options, we expect to deliver SG&A leverage for the year, driven primarily by operating overhead growth well below the rate of revenue growth. Interest income should grow as we continue to deliver increased cash flow. Finally, we expect modest other expense each quarter in fiscal 2007, provided currency exchange rates remain stable. Since certain currency gains and losses are reported as other income and expense, exchange rate volatility such as we experienced in fiscal 2006 can have a fairly dramatic impact.

As we discussed on our last conference call, we'll begin to expense employee stock options beginning in the first quarter of fiscal 2007. This is a non-cash charge and the amount of the charge is a function of a number of market variables that could change until the option grant date. Based on current market conditions, we expect stock option expense for the year to be near the high end of the 35 to 40 cents range indicated on our last call. As a result of implementing accounting rules for options granted to long-term employees eligible for accelerated vesting upon retirement, we expect to absorb almost half of the annual expense in the first quarter of our fiscal year.

As I said earlier, our quarterly EPS growth in fiscal 2006 was affected by a number of factors including the evolution of gross margin, timing of demand creation spending, foreign exchange volatility and the fourth quarter charge for the Converse arbitration award. These factors and the new charge for stock options will have a significant impact on the quarterly phasing of our EPS growth in fiscal 2007, resulting in much stronger performance in the second half of the year.

For the first quarter of fiscal 2007, we expect to deliver high single-digit revenue growth. In Q1, we expect gross margin to decline over 100 basis points as we'll be comparing against the highest gross margin quarter in fiscal 2006 and we expect to incur relatively higher costs to meet capacity demands. Demand creation spending will be significantly higher year-on-year, as heavy spending on World Cup marketing in the first quarter of fiscal 2007 will be compared to relatively light spending in the first quarter of fiscal 2006. Due to these factors, we expect EPS for the first quarter of fiscal 2007 to be flat to down versus Q1 of fiscal 2006, before accounting for stock option expenses. With the addition of this charge, we expect EPS for the first quarter will be down year-over-year.

As the gross margin comparisons improve and the level of demand creation investment eases, we expect to deliver EPS growth for the second half and the full year.

So, in summary, fiscal 2006 was an excellent year and we're looking to deliver a very good year in fiscal 2007. With that, I'll turn the floor over to Charlie Denson.

Charlie Denson:
Thanks Don.  Good afternoon everybody.

Well, the Nike brand had another record quarter and year, both in our results and in the way we connected with consumers, but I also have to take this opportunity to congratulate my hometown Oregon State Beavers for winning their first-ever college World Series and a national championship! What a night that was last night. OK, now it's back to our results. We capped the year by exceeding the $13 billion mark for Nike Brand and delivering our highest pre-tax profit ever.

Behind these results are a number of victories-both big and small. We scored some big wins in the quarter with major initiatives like Nike Plus and Joga Bonito - our largest football campaign ever. But more on that in minute, first let's talk about today's results.

Our success for the year was fueled by solid revenue growth across the different dimensions of the business - each of our geographic regions and each of our product business units posted higher sales for the quarter and the year. In fiscal 2006, we also delivered more of each revenue dollar to the bottom line than in the prior year, offsetting gross margin pressures and leveraging SG&A. Our goal is to manage our portfolio, and our financial model, to deliver sustainable, profitable growth, and we did that very effectively in fiscal 2006.

When we last spoke, which was my first call as President of the Nike brand, I touched on several priorities, two of which were:
1.    Continue to build brand strength on a global scale, and
2.    Improve our growth trajectory in Western Europe and Japan.

I'd like to spend a few minutes today updating you on the progress we're making, and how you should expect them to evolve as FY07 unfolds.

Let me hit first on the strength of the Nike brand globally.

When we talk about brand strength, we're talking about our ability to connect with consumers around the world. For the Nike Brand, it's about telling compelling stories of innovation, emotion and taking the consumer experience to a different level of relationship with the brand. Ultimately, as Mark put it earlier, it is about ALIGNING our product and marketing resources with the consumer, and managing the marketplace to maintain a healthy and profitable environment around the Brand and the business.

I'll give you two great examples on different dimensions: Nike Plus and the USA region.

Nike Plus is another example of Nike innovation at its best. When we connect the consumer with product that redefines what a certain consumer experience can be. It creates a whole new growth opportunity, rewrites the rules, and creates another example of competitive advantage. As we said at the media launch with Nike+, running will never be the same again! We're looking forward to the retail launch in mid July, and we're already working with Apple on some of the unlimited possibilities for this incredible technology.

Then there's the USA marketplace, where footwear continues to drive both energy and results for the US business. For the year, US footwear grew 14 percent, to more than $3.8 billion in sales. Nike and Jordan combined to add more than 5 points of market share year over year in basketball, as well as seeing gains in running and soccer.

And our apparel team also did a great job growing the business at 9 percent, launching the new Nike Pro product as well as a great set of collegiate team product around March Madness; World Cup team kits, and our Women's Fitness collections also created momentum in the marketplace.

While the U.S. results were broad based, we did have a few other standouts throughout the fiscal year. U.S. soccer revenue was up 27% for the year, and Brand Jordan remains a star performer with growth of over 40% for the year. We're seeing consistent execution across the board. And with futures orders heading into back to school up 9 percent, we're confident that our US business will continue to deliver excellent results.

That brings me to my second point, which is to improve our growth trajectory in Western Europe and Japan.

Let's talk about Europe first: We cannot talk about Europe without mentioning the World Cup. I've just returned from a week amongst some of the most exciting sports environments you'll ever see. The energy that this event generates is second to none. And, I'm very pleased with the level of execution we have on the ground in Germany. We have done a great job creating product around some of the best teams in the world, but as we all know, it all has to come together at point of sale. I wish all of you could take the time to experience what a World Cup is like, and better yet, see our execution of Joga Bonito at retail in the German marketplace. We win hands down.

Since we launched in March:
-     We've sold 2.4 million units of National Team kits
- We've had over 2.5 million participants in Joga3 Futsal tournaments worldwide
- Nikefootball and jogaTV videos have been viewed globally more than 100 million times. In fact, our Joy spot featuring the best player in the world, Ronaldinho, has been viewed 18 million times and downloaded 1.8 million times in the first eight weeks.
- And if you haven't yet checked out nikefootball.com, you should.. and you'll see what millions of kids are experiencing, spending an average of 13 minutes per visit. 13 minutes might not seem like a long time, but on the internet that's an eternity.

This is a tremendous brand-builder for us that has, and will, pay dividends long after the final match on July 9th.

This year, we delivered 19% sales growth in football which takes us to a total of approximately $1.5 billion in global football revenue for FY 06. So while in 1994, building a $1 billion business seemed impossible, today, becoming a $2 billion football brand seems only a near-term resting point.

We certainly like our teams' chances this week, but as you've heard me say before, the battle for the hearts and minds of football-crazy kids will not be won or lost in Berlin this summer, but over the next four years, and we're excited about the future.


As we look beyond the World Cup to the rest of the European results, I'm confident that our long-term approach to the business is on track.

Every country group, with the exception of France grew in FY06 on a constant dollar basis, and we continue to see progress across the European marketplace.

As we've stated before, market share data can be a good directional indicator, but any one source of data is not a perfect measure to define success. With that said, a combination of our internal and external research for the latest quarter and trailing 12 months show our strategies are starting to make a difference.

But we know we have more work to do, particularly in the UK and France.

Long term, we have high expectations for these markets. As an example in the UK, on one hand we continue to see consumer interest in sports strengthen, and we are seeing participation rates rise - especially with women. Obviously, these are both very good secular backdrops for our business. And our brand continues to gain mindshare with UK consumers.

On the other hand, the environment for athletic footwear and apparel at retail is very difficult. Consequently, in some cases, we are electing to limit our inventory in the marketplace and to align with retailers who share our vision for the industry. But keep in mind, today this is close to a $1 billion business for Nike that delivered solid year-over-year growth in a difficult environment.

But as Mark said earlier, we believe we will grow by leading. We will not trade down in price point when a market becomes promotional and loses its way. As leaders we need to deliver the right product, reconnect the message, right size our distribution, and help rebuild the profitability of the market.

We're making the tough decisions now in the UK, so we can build a long-term brand position that drives a sustainable growth agenda, similar to what we're currently seeing in the US market today.

The same goes for Japan, though I am even more confident about its trajectory during the fiscal year. I think many of you might not appreciate the sheer magnitude of change that we made in Japan over the past 18 months. Let me add a little color.

Performance footwear has been solid for the past year with our running business growing 17 percent in Japan during the fiscal year. Yet, as you know, the value end of the market has been highly competitive. Instead of taking price points down on franchise models with the rest of the market, we redesigned a select line of product, and added value, critical at the 4,000 to 6,000 Yen price range.

The result? The product is taking hold. Sell-through has been strong and footwear futures are starting to turn positive. We're gaining share at the key trend/influencer shops in Tokyo, and we're confident that our actions over the past year have been materially brand enhancing.

Organizationally, we made significant changes. In fact, we have a new management team in Japan. We have taken costs out of infrastructure, and redeployed most of that savings into Demand Creation. We think the redeployment of capital will drive a stronger brand, and ultimately, a stronger business.

And while our financial results in Japan are certainly not where we expect them to be longer term, I am increasingly confident that you will see this business accelerate during the back half of the time period.

Before I close, let me add a few points on another key growth priority for the Brand: the Emerging Markets. To understand the long-term opportunity for Nike in places like India, Brazil and Russia, you just have to look to China which, as you heard from Mark, is again one of our biggest success stories in FY06. The progress we are seeing in China is setting the example of what we have planned for the other emerging markets. We are very excited about our continued growth throughout Central and Eastern Europe, as well as our new investments in India.

Brazil still represents the cornerstone of our growth plans in South America, while the rest of the region continues to grow at an accelerated rate.

In conclusion, I'm pleased with how our portfolio is performing. We're balancing investments to strengthen our long-term position in key markets, while driving near-term results. I'm optimistic that you will begin to see the tangible results of some of these investments as FY07 unfolds.

Thanks for your time today. We'd be happy to take your questions.

Operator: Thank you. If you'd like to register your site for a question at this time, please do so by pressing the star key followed by the digit one on your touch-tone telephone. Again, that's star one if you'd like to ask a question. If you're using a speakerphone, please make sure your mute function is turned off so that your signal can reach our equipment. Once again, that's star one for questions.

We'll take our first question from the site Bob Drbul with Lehman
Brothers, please go ahead.

Bob Drbul:  Hello, good afternoon.

Pamela Catlett:  Hello, Bob.

Mark Parker:  Hello, Bob.

Bob Drbul: I guess, the first question, with a lot of the initiatives that you talked about, can you talk a little bit more about the women's business, you know, with Mindy's departure. Can you just talk about the leadership there, and just the status of that, and the success that you're having?

Charlie Denson: Sure, Bob. This is Charlie. Our women's business performed very well for the year, and is showing great signs of continued growth as we look towards the first half of fiscal year '07. I think, from a leadership standpoint, I mean there's lots of people involved in the women's business, so the transition between Mindy and Roger has not really affected that group at all. And in fact, we continue to see that business accelerate.

Bob Drbul: OK. And just a quick question for Don, on the inventory side, when would you expect inventory to be a little bit closer to - inventory growth to be a little bit closer to sales growth or revenue growth?

Don Blair: Well Bob, you know how I love to make predictions, but one of the things I will tell you is we feel very good about the way we're moving through the in transits. And we also believe that in places like Japan, where we have had a little bit of excess inventory we're making progress. So at this point, we're optimistic we're going to move through it with no damaging implications for the marketplace, but I wouldn't want to make a prediction.

Bob Drbul:  Great.  Thank you very much.

Operator: We'll go next to the site of Jeff Edelman with UBS; please go ahead.

Jeff Edelman:  Thank you, good afternoon.

Don Blair:  Hello, Jeff.

Jeff Edelman: Don, one question for you, you were going through some of the outlook for '07, pretty quickly. If we exclude stock option and the one-time charge, is it correct in assuming that we should begin to see a tapering off in demand creation? And we should see both of those relatively stable as a percentage for the full year?

Don Blair: Both of those. The demand creation model we generally execute, Jeff, is that it grows broadly with revenue.

Jeff Edelman:  OK.  So, but I mean as a percentage of sales.

Don Blair:  Right.

Jeff Edelman:  OK.

Don Blair: And the timing of that, however, will be fairly volatile in '07, if you look at a comparison to '06. So in '06, as you know, we were light in the first part of the year, and very heavy in the fourth quarter. You'll see the reverse of that in '07. So you would expect to see fairly high growth and demand creation in the first quarter. And that will taper off over the course of the year.

Jeff Edelman: OK. And the rest of the expense is pretty much the trend they've been running?

Don Blair: As I said, we do expect to leverage our operating overhead for fiscal '07. And, you know, as Mark indicated, that's something we feel is part of our financial model at this stage. And we're going to execute it.

Jeff Edelman: Great. Thank you. And Charlie, for you, you've mentioned a number of times in calls, adding additional value in certain markets. Are we seeing a change in the business model, where you've got to redesign and operate with a lower gross margin to hit a certain price point? Or am I missing something here?

Charlie Denson: No. Actually, Jeff, it's just the reverse. What we've done traditionally is taken targeted sections of the product line and designed two gross margin expectations, as opposed to taking current models down. So I think that's one of the things that we've been pretty good at over the last couple of years, you know, where we've addressed specific weaknesses, either in our product line, or at price points within the marketplace and approaching it more on a design to a price, versus pricing a design.

Mark Parker: Yes, one point we've also talked about a little bit is that when we launch new products, sometimes we may launch a little bit aggressively from a value standpoint, and then move the margins over time. So that is one thing that we do fairly regularly.

Jeff Edelman:  OK.  Thank you.

Operator: We'll take our next question from the site of Robby Ohmes with Banc of America Securities; please go ahead.

Robby Ohmes: Thanks. A couple of quick questions. First, I just wanted to ask, when you guys exclude options, I guess it's a question for Don, when you exclude options, is fiscal '07 a year that you guys expect will be below your bottom line target of mid-teens earnings growth. And then, I've got a couple of follow up questions to that.

Don Blair: Well, you know, I guess I would have been disappointed if I hadn't gotten that question at some point. Robby, as you know, we don't give specific guidance for any particular quarter of year. We do have a mid -teens earnings per share growth target over the long haul, that has not changed. And I think we've delivered pretty well against that over the last five to six years. And, you know, I think for fiscal '07, we're certainly going to execute the elements of our model. Where that comes out, you know, at this point, we're going to create value for the shareholders, and we're going to grow revenue and profits.

Robby Ohmes: Let me - if I may - let me ask it this way: It looks like your revenues and your futures orders are tracking for you to hit the top line long term aspect of that goal you guys put forth.

Don Blair:  Right.

Robby Ohmes: What's different about fiscal '07, options that would prevent you from getting there if you made the top-line part of that long-term goal?

Don Blair: Well, when we talk about our long term model, there's movement in various and sundry pieces, but one of the things we believe we can do over time is grow our gross margins. And that may or may not be something that you'll see in a shorter-term period, and that is something that, as Charlie spoke to, we manage our financial model pulling all of the levers. And what we have at the moment is a somewhat more difficult gross margin environment. And that's why we've been pretty aggressive in managing our cost structure and leveraging our overhead.

             So, you know, it's really a combination of factors. But when the model is operating as it was, you know, two or three years ago, we were seeing some fairly significant expansion in gross margin. So it's a different model for every year that we play it. What we have to do is pull all of the levers to make sure we deliver for the shareholders.

Robby Ohmes:  Got you.  And just a quick question for Mark, if you could
- I might have missed it, but could you just catch us up on low profile, and what you guys see coming in both the U.S. and Europe over the next, you know, for back to school and into holiday? Thanks.

Mark Parker: Sure. Well obviously, we continue to see that as a big opportunity, meaning sort of low profile, what we call sport culture, active lifestyle based product. Obviously, that's big in Europe, and we've had tremendous success over the past 12 months there. We also see that as a huge opportunity here in the United States. And you'll see increased focus on that opportunity in the U.S. region and frankly, Asia Pacific as well. It's really around the globe, across the regions. So expect to see more focus, more energy on that. And we continue to see that as a big growth opportunity.

             In sport culture, though, we see opportunities, not just in the low-profile area but also in areas such as urban footwear. I mentioned the 25th anniversary of the Air Force One. And we're really excited about some of the product that we have in the works for that in footwear and apparel, for that matter. So we see lots of opportunity continuing for Nike around the world in the area of sport culture. And we're actually evolving our organization to be even more focused on that opportunity across the functions of the company.

Robby Ohmes:  Great.  Thank you very much.

Operator: We'll go next to the site of Kate McShane with Citigroup; please go ahead.

Kate McShane: Thank you very much. I was just wondering if you could comment on at-once orders and if you felt that it had any impact on futures orders, globally or in the U.S. like it may have last quarter.

Charlie Denson: Well no, I don't - this is Charlie. I don't think - we're not seeing any material changes as far as the weighting or the differences, the way the futures orders versus at once is applied. We continue to use the futures program to plan the business, and drive the business, specifically around footwear and apparel in the Nike brand. That being said, as we've stated many times before, some of the faster growing elements of the Inc. portfolio do not participate in the futures program, so that makes it a little bit more challenging to use futures as an absolute tool in computing what kind of a landing area we're going to hit on a quarterly basis. But it still represents, probably, the best indicator that we have out there.

Mark Parker: And Kate, you know, we're seeing growth in both futures and replenishment business as an example. So using the U.S. as an example, we are seeing very good growth but those are different businesses. And I don't think there's a trade out. It's really that we're growing the replenishment and the at once pieces of the market for us.

Kate McShane:  OK.  Thank you.

Operator: Our next question comes from the site of John Shanley with Susquehanna International, please go ahead.

John Shanley:  Thank you, and good afternoon folks.

Pamela Catlett:  Hello, John.

Charlie Denson:  Hello, John.

John Shanley: Charlie, can you give us some further insights into the key international markets of Japan, Germany, U.K. and France, that you highlighted for us. Were Nike's sales, sport orders, and market share position in each of those key regions up, down or sideways in the fourth quarter?

Charlie Denson: I don't have all of the country numbers right in front of me, John. I might be able to follow up with you on that. I think, when you look at overall trend lines, I think that, you know, the U.K. is probably the one where we're still looking at the steepest hill to climb. France, I'm starting to feel a little bit more confident about France, and the direction that we're headed there. As I said in my prepared remarks, the Japan environment looks to be improving. And I would have to say that right now of those four, Germany is probably going to be the biggest growth market of those four for the next year. We're pretty excited about what's going in Germany right now.

John Shanley: Is it fair to say, then, that forward orders, in at least Germany, and France and perhaps Japan are up?

Charlie Denson: Not yet. I wouldn't go that far yet, but we're starting to see signs of things, you know, pointing in that direction.

John Shanley: OK. That's very encouraging. Don, I'm a little confused about forward orders. They're up 5 percent, but inventories, as you highlighted were up 15 percent. I know you've got stuff in transit, and so on. But it seems like there is an inventory build somewhere in the pipeline. Since none of your major geographic regions have increases in forward orders anywhere approaching a 15 percent level, can you kind of highlight if there is any concern on the company's part, that you are seeing an inventory build that's out of balance, with your sales expectations?

Don Blair: Well as I said earlier, a lot of this is timing of shipments. And back to school orders came in relatively early. So the great example of that, in the USA, we had nine percent futures growth. And the inventory was actually up a little faster than that. As I said earlier, we really are not concerned about our inventory in the United States. It's very clean, both on our books and at retail. And we don't think there's an issue there.

             You know, if you look around the world, close outs are not up more than a couple of percentage points. So this is not a close out thing, it's really a timing of inline. There's a couple of places, as I've said on several calls, that we would like to see inventories a little lower. Japan is one example of that. You know, we've also, as I've mentioned, had a little bit of a customs back up in Argentina. But generally, you know, while we've got some pockets out there that we would like to see a little bit lower. You know, over half the growth is in in-transit, and that's not an issue in our minds.

John Shanley: OK. And Europe, and specifically, forward orders up 1 percent, is there an inventory issue in that overall region, particularly in Western Europe?

Don Blair: I'd say the footwear order - the footwear inventory in Europe is a little bit heavier than what we would like to see. But, you know, at this point, we feel pretty confident we can move through it.

John Shanley:  OK.  Fair enough.  Thanks a lot.

Don Blair:  Yes.

Operator: Our next question comes from the site of Omar Saad with Credit Suisse; please go ahead.

Omar Saad:  Thanks, good afternoon.

Charlie Denson:  Hello, Omar.

Omar Saad: Hello. I wanted to ask a couple of questions about apparel. It looks like you had some pretty good numbers on the apparel businesses across the regions. You know, it seems that the consumer appetite for the higher price performance apparel keeps growing. You know, I'm hoping you can discuss your strategy to capitalize in this market. And, you know, if you're using a different approach internationally than you have in the U.S.?

Charlie Denson: Yes, this is Charlie. I don't know, maybe you've been sitting in some of our strategy meetings. One of the things that we feel very good about is pushing more of a premium position throughout the apparel business around the world. And so specifically based off of some of the successes that we've had, I think you're going to see some executions over the next six to 12 months around a more premium product offering, in areas that we feel pretty good about.

             That being said, I think we feel great about the performance apparel position that we have in the marketplace. The Nike Pro product has done extremely well, and we've seen that business grow at a very accelerated rate. And we have also had some great success around the women's performance apparel line. So it's one area where we're very excited about, and we're pretty bullish on, over the next, I'd say 12 to 18 months.

Omar Saad: OK. Great. And on the more athletic inspired fashion side, you know what's your main primary vehicle there for a lot of those markets? It seems to be a pretty strong segment. You know, is Converse your primary vehicle for that market? And, you know, given the kind of technical performance positioning of Nike, or can you leverage the Nike brand there as well?

Mark Parker: Yes, this is Mark. Actually, we have a great opportunity on both the Converse brand side of the portfolio, as well as Nike brand. We see our performance positioning to your point in the Nike brand as being a great leverage point into sport culture. And you'll see some really strong indications of that over this next 12 months. Both, you know, coming out of performance as well as the sport culture side of the Nike brand business. And Converse, of course, this past year, we had tremendous business with the Chuck Taylor business at Converse. And we see that momentum carrying through this next year.

             And a couple of other brands that didn't come up, but should, are Jordan, tremendous growth. I think we mentioned over 40 percent in this past year. And there's a huge lifestyle aspect of the Jordan brand business that we think will continue to be very strong and then, of course, Hurley. Hurley, we didn't really mention, but Hurley had a good, I think, turnaround year, and is moving into fiscal '07 with some really strong momentum with that brand, and their more focused product line. So we see lots of opportunities throughout the portfolio.

Omar Saad: OK. Great. Mark, while I have your attention, if I could just ask one more quick question, you mentioned at the beginning of the call, connecting with consumers, the importance of that, could you give us a little more insight, maybe an example or two, of how you plan to do that and what the key - what the keys are for them?

Mark Parker: Well we - I think there's some great examples of what we've done in the last six to 12 months. You know, we mentioned the Joga Bonito campaign around the World Cup, which I think, takes consumer connectivity to a whole different level, particularly when you look at the digital aspect of that, and the connection, the dialogue that we're having with consumers around World Cup and the sport of soccer. So, a tremendous example there.

             And then, of course, more recently too is the Nike+, which, you know, I have to tell you we're just scratching the surface on the opportunity of Nike+ , not just from a product standpoint, but from a consumer interaction standpoint. There's a whole community aspect of Nike+ that we think can be huge in terms of connecting consumers to the Nike Brand, and frankly to each other. So we tend to capitalize on that quite a bit.

Omar Saad:  Great.

Mark Parker:  So those are a couple of examples.

Pamela Catlett:  Thanks, Omar.  Thank you.

Operator: Our next question comes from the site of Margaret Mager with Goldman Sachs; please go ahead.

Margaret Mager:  Hello, it's Margaret.

Pamela Catlett:  Hello, Margaret.

Mark Parker:  Hello, Margaret.

Charlie Denson:  Hello, Margaret.

Margaret Mager:  Congratulations on a great year, and all green boxes.

Charlie Denson:  We like those.

Margaret Mager: A couple of questions. First of all, Don, could you connect your outlook for the first quarter gross margin to be down and the full-year gross margin to be flat? How does - I take it you're thinking somewhere along the way it's going to be up. Can you just outline what you see changing that will help lift the gross margin as you go through the fiscal year?

             And then, I'd also like to ask a second question, maybe to Mark, just as the CEO of the company, and how you think about uses of capital and allocating capital? Specifically, I think it's great, your $3 billion share repurchase, I think your shareholders are probably loving that. But how do you decide when to repurchase stock. How is the program set up? And, you know, you moved so quickly on the last one. And then as part of that, just the whole idea of return on invested capital, what leverage do you think you can pull on that front, to move ROIC up from the current levels? Thanks.

Don Blair: Well let me quickly hit gross margin. You're asking a good question, Margaret. If you look at this year's performance, fiscal '06's performance, or the past year's performance, we actually saw an erosion of gross margin over the course of the year, as oil prices started to flow into our product costs and as we also started to see some increases in labor.

             As we've talked about before, we lock our prices in some time in advance because we also are setting our wholesale prices. And as a result, when you have a price increase for oil, as an example, or labor, it tends to move into our cost structure over a period of time.

             Our expectation is that we're going to start to anniversary some of those higher costs in the second half of the year, and that some of our other initiatives are going to start to flow through. We also believe that with the growth of some of our, you know, fairly profitable businesses that haven't been affected as much by those factors, we're going to see some shift in mix. So, you know, those are some of the key elements here. It's basically, if you look at '06, we're going to start to anniversary some of those lower numbers and we'll perform a little better in the back half.

Margaret Mager:  OK.  Thank you.

Mark Parker: OK. And then your question on return on invested capital, let me start there. I think, as you know, there's really two major drivers of return on invested capital. There are operating margins and then operating asset turns. And we think we have great opportunity to improve on both.

             On the margin side, we will continue to drive the top line, and manage the middle of the P&L in order to deliver on our long-term earnings targets. So that's important. And then, as it relates to the asset turns, we have, we think, significant opportunity to reduce our invested capital base. So in the core Nike brand, I think in EMEA, Asia, and the Americas, they all lag in the U.S. as it relates to days inventory on hand. And this should be helped quite a bit by the supply chain project, which we didn't mention on this call yet, but it is fully implemented here in the next month for Nike.

             As far as the stock repurchase, you know, our goal has really always been to at least offset the options dilution. And with this $3 billion share repurchase program, we hope to continue our recent success in driving our share count lower. So we felt the $3 billion four -year number was appropriate. And feel good about the pace that we've been on in terms of share repurchase.

Margaret Mager: Good luck in '07. I hope it's another great year for you.

Pamela Catlett:  Thank you, Margaret.

Operator: We'll go next to the site of Liz Dunn with Prudential; please go ahead.

Liz Dunn: Hello, thank you. Just, could we possibly get an update on lean manufacturing, and just some more details on how that's proceeding, what sort of benefits, you might expect to see, and the timing of that? And then, my second question is, what percent is China now of your total business, if you can share that? And what could it potentially grow to ultimately in your mind, if you look out a few years? Thank you.

Mark Parker: This is Mark. I'll take the lean question. You know, right now, I think in footwear, we have close to 20 percent of our footwear volume that's produced through lean lines in this past quarter, that is. And that's up from about, I think, it was about 12 percent, the last quarter. So we see that trend continuing. And we see a fairly significant impact moving forward on the FOB equation in terms of the results that lean provides Nike. So we expect that lean will be a materially greater and greater proportion of our footwear to be manufactured in lean lines.

             And then we haven't really gotten into gear yet on apparel, but that's a big priority for us, as well, moving into fiscal '07, you see a greater and greater percentage of our apparel production being created on lean manufacturing lines. So we're very bullish on the offset that we think we can get from a savings standpoint with lean manufacturing. And we continue to be very, very committed to that program.

Don Blair: And, you know, in the math that we see this one, Liz, we are seeing benefits come through. But there's so much other activity going on in margin, you haven't necessarily seen that flow through yet. But we - when we tear down the margins, we do see benefits there. And as we, you know, get down the learning curve on lean manufacturing, we expect to see that benefit grow.

Pamela Catlett:  And Liz, could you repeat your second question?

Liz Dunn: My second question was just, you know, China, how big do we think it can be? What percentage, if you can share, or at least talk directionally, what percentage of it is - what percentage is it of the mix currently and, you know, where do you think that could go?

Charlie Denson: Yes, this is Charlie. Well we're still very bullish on China. It's certainly, you know, our success to date, I think Mark covered some of the numbers in his prepared remarks, so I think you can figure out how big it is, as part of the Asia Pacific region, and the overall mix. It is certainly of consequence, the fastest and biggest growing market we have in the world. And I think, as you continue to see economic development flourish in China, it's going to - we're going to keep pace with it. I feel great about the team there. We've continued to both develop internal people and bring some new folks in. And I feel really good about the brand and our presence in China. I think it was - we have over 2,300 mono-brand doors, that we have a high degree of influence over with respect to brand management and presentation. And it's really an exciting marketplace for us. And I think will continue to be for at least the next three to five years.

Liz Dunn:  OK.  Thank you very much.

Pamela Catlett:  Thank you.  We have time for one more question.

Operator: Thank you. Our final question comes from Virginia Genereaux with Merrill Lynch; please go ahead.

Virginia Genereaux:  Thank you.  Just under the wire here.

Pamela Catlett:  Yes.

Virginia Genereaux: Don, on the - it's - coming into this quarter, you said, on the gross margins, you said they might be down around 100 basis points, which is, you know, rare detail for you, sir. And they came in a little lower than that. And I'm just wondering, you know, what happened sort of intra quarter? I know a lot of things, but was it clearing some of this inventory in Europe and Japan? Or just sort of what are the vagaries that might have impacted gross margins for May?

Don Blair: Well, Virginia, there's a tremendous number of moving parts. As you know, we're in many, many currencies. We've got lots of different mixes and customer bases and different discount structures and so on. The year-over-year impact in the fourth quarter was input costs as we discussed. You know, we talk about improving value in Europe and

Japan and that comes in the form of, in some cases, discounts, more often in terms of product investment. And we've also seen a change in the mix of products, both in terms of individual styles, as well as shifting growth to the U.S. and the Americas, which have slightly lower gross margin percentages. So it's a lot of moving parts. And, you know, I said it was my expectation that we would be over 100 points down in the first quarter. The precision level on this line item in the P&L is pretty tough to get that close. That's why we try to manage the P&L holistically and not just one line item.

Virginia Genereaux: Understood. And then, sort of on Margaret's question, if you're down 100 and change in August, you really, to get to flat for the year, you've got to have a couple of quarters that are up 50 to 100. I mean is that - I mean I guess I just want to be clear on.

Don Blair: It's not quite at that level, but the math, as Margaret said, is that we are going to have to have an offset to that. And yes, we will have to be up in some quarters. And, you know, our expectation at this stage, is that we can see some margin growth for some of the quarters in the back half of the year. Obviously, that's something that we'll continue to monitor. And if there's a significant change in that, we would obviously be talking to you about it.

Virginia Genereaux: Understood. And then, just lastly if you bake all of that into sort of your outlook, then, if your gross margins are flattish, and you get a little SG&A leverage, and revenues up high singles, and you're getting the cash help, then you are on your plan to do mid-teens earnings before options expense.

Don Blair:  Well, as you know, I am reluctant to

Virginia Genereaux:  I just wanted to make sure we're all

Pamela Catlett:  Thank you for calling.

Virginia Genereaux: OK. It's a good note to end on, Pamela. You all have a great night.

Pamela Catlett: Happy New Year everyone. We'll end here, and look forward to speaking with you soon. Thank you.

Operator: Ladies and gentlemen, this does conclude today's conference call. At this time, we'd like to thank you for your participation. You may now disconnect and have a great afternoon.


END